Exhibit 8.1

[Letterhead of Wyrick Robbins Yates & Ponton LLP]

July 29, 2013

Board of Directors

Randolph Bank & Trust Company

175 North Fayetteville Street

Asheboro, North Carolina 27203

Re: Tax Consequences—Merger of Randolph Bank & Trust Company, Asheboro, North Carolina, with and into Bank of North Carolina, High Point, North Carolina

Ladies and Gentlemen:

We have acted as counsel to Randolph Bank & Trust Company (“Randolph Bank”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by BNC Bancorp (“BNC”) on June 25, 2013, as amended on July 29, 2013, with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 982,898 shares of common stock of BNC issuable pursuant to the Agreement and Plan of Merger, dated May 31, 2013, by and among BNC, Bank of North Carolina and Randolph Bank (the “Merger Agreement”), pursuant to which Randolph Bank will be merged with and into Bank of North Carolina.

We have reviewed the Merger Agreement and the discussion set forth in the Registration Statement section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” In our opinion, and subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the material United States federal income tax consequences to the shareholders of Randolph Bank are fairly summarized in the discussion in such section.

Our opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein or the tax consequences discussed in the Registration Statement, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. We have no obligation to update our opinion or otherwise notify you of events, changes or developments in the law occurring after the date of this letter.

If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Registration Statement or Merger Agreement are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of Randolph Bank. No other person or party shall be entitled to rely on this opinion. We are furnishing this opinion in connection with the filing of the Registration Statement, as amended, and it may not be distributed, quoted in whole or part or otherwise reproduced in any document, or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, as amended, and to the references therein to our firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules or regulations promulgated thereunder by the Commission.

Very truly yours,

Wyrick robbins Yates & ponton llp
/s/ WYRICK ROBBINS YATES & PONTON LLP